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                                                                 EXHIBIT (h)(8)

                        PRICING AND BOOKKEEPING AGREEMENT


     AGREEMENT dated as of July 22, 2002, as amended and restated as of June 5, 2003, between The Galaxy Fund, a Massachusetts business trust (the "Trust"), and Columbia Management Advisors, Inc., an Oregon corporation ("CMA"). The Trust may offer an unlimited number of separate investment series ("Funds"), each of which may have multiple classes of shares. The parties agree as follows:

     1. APPOINTMENT. The Trust appoints CMA as its agent to perform the pricing and bookkeeping services described below for each Fund on the effective date set forth in Appendix I as amended from time to time.

     2. SERVICES. CMA shall (i) determine and timely communicate to persons designated by the Trust the Funds' net asset values and offering prices per share and the net income available for dividends; and (ii) maintain and preserve in a secure manner the accounting records of the Funds required to be maintained by the Investment Company Act of 1940, as amended (the "1940 Act") and the rules and regulations thereunder. All such records shall be the property of the relevant Fund and CMA agrees to promptly surrender to the Trust any of such records upon the request, and at the expense, of the Trust. CMA will provide disaster planning to minimize possible service interruption.

     In computing the net asset value of each Fund, CMA may utilize one or more independent pricing services approved from time to time by the Board of Trustees of the Trust to obtain securities prices. Each Fund will pay its share of the actual cost of such services based upon its actual use of the services.

     3. AUDIT, USE AND INSPECTION. CMA shall make available on its premises during regular business hours all records of a Fund for reasonable audit, use and inspection by the Fund, its agents and any regulatory agency having authority over the Fund.

     4. COMPENSATION. For the services provided pursuant to this Agreement, the Trust on behalf of each Fund will pay CMA an annual fee based on the average net assets of each Fund as follows:

     ASSETS                                                       FEE
     ------                                                       ---
     Net assets under $50 million                                 $   25,000
     Net assets of $50 million but less than $200 million         $   35,000
     Net assets of $200 million but less than $500 million        $   50,000
     Net assets of $500 million but less than $1 billion          $   85,000
     Net assets in excess of $1 billion                           $  125,000

The annual fees for a Fund with more than 25% in non-domestic assets will be 150% of the annual fees described above.

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     CMA shall waive $20,000 per month of aggregate fees payable to it by the
Funds. In addition, CMA shall waive all fees for a period of three months from the commencement of operations of any new Fund which is establish by the Trust, provided that no fee shall be waived for any "shell" Fund created pursuant to a merger or acquisition.

     5. COMPLIANCE. CMA shall comply with applicable provisions relating to pricing and bookkeeping as set forth in the prospectuses and statements of additional information of each Fund, applicable resolutions of the Board of Trustees of the Trust, and applicable laws and rules in the provision of services under this Agreement.

     6. LIMITATION OF LIABILITY. In the absence of willful misfeasance, bad faith or negligence on the part of CMA, or reckless disregard of its obligations and duties hereunder, CMA shall not be subject to any liability to the Trust or any Fund, to any shareholder of the Trust or any Fund or to any other person, firm or organization, for any act or omission in the course of, or connected with, rendering services hereunder. The provisions of this Paragraph 6 shall survive any termination of this Agreement.

     7. AMENDMENTS. The Trust shall submit to CMA a reasonable time in advance of filing with the Securities and Exchange Commission copies of any changes in its Registration Statements. If a change in documents or procedures materially increases the cost to CMA of performing its obligations, CMA shall be entitled to receive such reasonable additional compensation as shall be agreed to in writing by the parties.

     8. DURATION AND TERMINATION, ETC. This Agreement may be changed only by a writing executed by each party. This Agreement: (a) shall continue in effect from year to year so long as approved annually by vote of a majority of the Trustees, including a majority of the Trustees who are not affiliated with CMA;
(b) may be terminated at any time without penalty by sixty days' written notice to either party; and (c) may be terminated at any time for cause by either party if such cause remains unremedied for a reasonable period not to exceed ninety days after receipt of written specification of such cause. If the Trust designates a successor to any of CMA's obligations other than as a result of the termination of this Agreement pursuant to Paragraph 8(c), CMA shall, at the expense and direction of the Trust, transfer to the successor all Fund records maintained by CMA.

     9. USE OF AFFILIATED COMPANIES AND SUBCONTRACTORS. In connection with the services to be provided by CMA under this Agreement, CMA may, to the extent it deems appropriate, and subject to compliance with the requirements of applicable laws and regulations and upon receipt of approval of the Trustees, make use of
(i) its affiliated companies and their directors, trustees, officers, and employees, and (ii) subcontractors selected by CMA, provided that CMA shall supervise and remain fully responsible for the services of all such third parties in accordance with and to the extent provided in this Agreement. All costs and expenses associated with services provided by any such third parties shall be borne by CMA or such parties.

     10. CONFIDENTIALITY. CMA agrees on behalf of itself and its employees to treat confidentially and as proprietary information of the Trust all records and other information

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relative to the Trust and its prior, present or potential shareholders, and not to use such records and information for any purpose other than performance of its responsibilities and duties under this Agreement, except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where CMA may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust.

     11. SARBANES-OXLEY ACT. CMA agrees that any information that CMA provides that is necessary to complete a report or other filing that is required to be certified by certain of the Trust's officers pursuant to the Sarbanes-Oxley Act of 2002 ("Sarbox") and regulations issued and in effect from time to time under Sarbox will be true and complete when given. CMA further agrees that any written representation or certification it provides to the Trust and/or the officers of the Trust in support of a certification by them to the Securities and Exchange Commission pursuant to Sarbox and/or any rules or regulations issued from time to time under Sarbox will be true and complete when given. The provisions of this Paragraph 11 shall survive any termination of this Agreement.

     12. MISCELLANEOUS. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts.

     13. DECLARATION OF TRUST. A copy of the Declaration of Trust of the Trust is on file with the Secretary of the Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually and that the obligations of or arising out of the instrument are not binding upon any of the Trustees or officers or shareholders individually, but binding only upon the assets and property of the Trust.

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                              THE GALAXY FUND


                                              /s/ Joseph R. Palombo
                                              ---------------------
                                              By: Joseph R. Palombo
                                              Title: President


                                              COLONIAL MANAGEMENT ADVISORS, INC.


                                              /s/ Joseph R. Palombo
                                              ---------------------
                                              By: Joseph R. Palombo
                                              Title: Chief Operating Officer

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